Exhibit 3
CONSENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Annual Report (Form 40-F) of Shaw Communications Inc. of our report dated October 16, 2006 included in the 2006 annual report to shareholders of Shaw Communications Inc.

Calgary, Canada
November 28, 2006	Chartered Accountants